SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 15, 1996 AND PROSPECTUS SUPPLEMENT DATED FEBRUARY 16, 1996)

                           $399,030,405 (APPROXIMATE)

THE PRUDENTIAL HOME MORTGAGE SECURITIES COMPANY, INC.                     [LOGO]
                                     SELLER

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1996-2
        PRINCIPAL AND INTEREST PAYABLE MONTHLY, COMMENCING IN MARCH 1996

    The Prospectus Supplement is hereby revised and supplemented as follows:

    (A) Notwithstanding anything contained in the Prospectus Supplement to the contrary, after the Cross-Over Date, for so long as the Class A-5 Certificates are outstanding, the amount that would have reduced the Class A Subclass Principal Balances of the other Subclasses of Class A Certificates as a result of the application of the second sentence of the definition of Class A Subclass Principal Balance set forth on page S-28 of the Prospectus Supplement will instead reduce the Class A Subclass Principal Balance of the Class A-5 Certificates. AS A RESULT, AFTER THE CROSS-OVER DATE, THE CLASS A-5 CERTIFICATES WILL BEAR THE PRINCIPAL PORTION OF ALL REALIZED LOSSES ALLOCABLE TO THE CLASS A CERTIFICATES, OTHER THAN EXCESS SPECIAL HAZARD LOSSES, EXCESS FRAUD LOSSES AND EXCESS BANKRUPTCY LOSSES, FOR SO LONG AS THE CLASS A-5 CERTIFICATES ARE OUTSTANDING.

    (B) Notwithstanding anything contained in the Prospectus Supplement to the contrary, the Class A-5 Certificates will be issued as Definitive Certificates. See "Description of the Certificates -- Definitive Form" in the Prospectus Supplement.

    (C) Notwithstanding anything contained in the Prospectus Supplement to the contrary, the Class A-5 Certificates are subject to certain restrictions on transfer. Under current law the purchase and holding of the C lass A-5 Certificates by or on behalf of a Plan may result in "prohibited transactions" within the meaning of ERISA and Code Section 4975 or Similar Law. Transfer of the Class A-5 Certificates will not be made unless the transferee (i) executes a representation letter in form and substance satisfactory to the Trust Administrator stating that (a) it is not, and is not acting on behalf of, any such Plan or using the assets of any such Plan to effect such purchase or (b) if it is an insurance company, that the source of funds used to purchase the Class A-5 Certificates is an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTE 95-60"), 60 Fed. Reg 35925 (July 12, 1995)) and there is no Plan with respect to which the amount of such general account's reserves and liabilities for the contract(s) held by or on behalf of such Plan and all other Plans maintained by the same employer (or affiliate thereof as defined in Section V(a)(1) of PTE 95-60) or by the same employee organization, exceed 10% of the total of all reserves and liabilities of such general account (as such amounts are determined under Section 1(a) of PTE 95-60) at the date of acquisition or (ii) provides an opinion of counsel in form and substance satisfactory to the Trust Administrator that the purchase or holding of the Class A-5 Certificates by or on behalf of such Plan will not result in the assets of the Trust Estate being deemed to be "plan assets" and subject to the prohibited transaction provisions of ERISA and the Code or Similar Law and will not subject the Seller, the Master Servicer, the Trustee or the Trust Administrator to any obligation in addition to those undertaken in the Pooling and Servicing Agreement. The Class A-5 Certificates will contain a legend describing such restrictions on transfer and the Pooling and Servicing Agreement will provide that any attempted or purported transfer in violation of these transfer restrictions will be null and void and will vest no rights in any purported transferee. Accordingly, the discussion under "ERISA Considerations" in the Prospectus Supplement does not purport to discuss the considerations under ERISA, Code Section 4975 or Similar Law with respect to the purchase, acquisition or resale of the Class A-5 Certificates and for purposes of such discussion all references to the Offered Certificates are deemed to exclude the Class A-5 Certificates.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

               THE DATE OF THIS SUPPLEMENT IS FEBRUARY 23, 1996.